Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Contact: Todd Waltz Chief Financial Officer (408) 213-0925 twaltz@aemetis.com

Aemetis Reports 2018 Fourth Quarter and Year-End Results
Achieves production record at Keyes plant and 60% year over year revenue growth at India plant

CUPERTINO, Calif. – March 14, 2019 – Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and twelve months ended December 31, 2018.

“During 2018, our revenues increased 14% to $172 million as we set a production record at our Keyes plant of 65.6 million gallons and our India plant achieved a 60% increase in revenue compared with 2017,” said Eric McAfee, Chairman and CEO of Aemetis. “Progress continued on the foundational milestones for significant revenue increases, positive earnings and interest cost reductions during the year, including fully funding our renewable natural gas project for the first dozen dairies and solid progress toward commencing construction of our Riverbank cellulosic ethanol project. We are excited with the progress and traction we are experiencing and look forward to announcing additional milestones throughout 2019.”

Completed milestones include:

●
India biodiesel plant generated $21.5 million of revenues, representing a 60% increase in revenue over 2017 performance.
●
The Riverbank cellulosic ethanol project received a Conditional Commitment for a $125 million USDA loan guarantee, a $12 million tax waiver, and a $5 million grant.
●
India plant completed capacity expansion to 50 million gallons per year of biodiesel from low cost, high free fatty acid feedstock
●
Funding of a non-dilutive $30 million Series A Preferred investment for our Biogas project to build a biomethane pipeline and dairy digesters to produce below zero carbon renewable natural gas.
●
Approval for $50 million of low cost EB-5 funding by the USCIS for the Riverbank cellulosic ethanol project.
●
Agreement to implement Mitsubishi ZEBREXTM technology to reduce energy use and lower the carbon intensity of biofuel produced at the Keyes plant to increase profitability.

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-877-407-8035
Live Participant Dial In (International): +1-201-689-8035
Webcast URL: www.investorcalendar.com/event/45300

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended December 31, 2018

Revenues were $38.8 million for the fourth quarter of 2018, compared to $38.9 million for the fourth quarter of 2017.

Gross loss for the three months ended December 31, 2018 was $1.9 million, compared to gross profit of $0.3 million during the same period in 2017. Gross profit decline was attributable to softening prices for ethanol from $1.65 per gallon during the three months ended December 31, 2017 to $1.57 per gallon during the three months ended December 31, 2018 in a market where the cost of delivered corn rose from $4.58 to $4.89 during the same respective periods.

Selling, general and administrative expenses were $4.8 million during the fourth quarter of 2018, compared to $3.5 million during the fourth quarter of 2017, primarily attributable to non-recurring legal fees.

Operating loss was $6.7 million for the fourth quarter of 2018, compared to operating loss of $3.4 million during the fourth quarter of 2017.

Net loss attributable to Aemetis was $11.4 million for the fourth quarter of 2018 with an additional $0.9 million attributable to non-controlling interest for a total net loss of $12.3 million, compared to a net loss attributable to Aemetis of $8.3 million for the fourth quarter of 2017 with an additional $0.8 million attributable to non-controlling interest for a total net loss of $9.0 million.

Cash at the end of the fourth quarter of 2018 was $1.2 million, compared to $0.4 million at the end of the fourth quarter of 2017.

Financial Results for the Twelve Months Ended December 31, 2018

Revenues increased 14% to $171.5 million for the twelve months ended December 31, 2018, compared to $150.2 million for the same period in 2017. The increase in revenue was primarily attributable to increases in the production of ethanol and wet distillers grains as well as a price increase for our distillers grains in North America, and overall volume growth in India.

Gross profit for the twelve months ended December 31, 2018 was $5.4 million, compared to $3.4 million during the same period in 2017. Gross profit increase was attributable to an $11 per ton increase for the pricing of wet distillers gains for the year ended December 31, 2018 compared to 2017.

Selling, general and administrative expenses were $16.1 million during the twelve months ended December 31, 2018, compared to $13.2 million during the same period in 2017. The increase in selling, general and administrative expenses was primarily attributable to professional fees related to closing the CO2 land purchase, financing the Biogas project and litigation.

Operating loss was $10.9 million for the twelve months ended December 31, 2018, compared to an operating loss of $12.2 million for the same period in 2017.

Net loss attributable to Aemetis was $33.0 million for the twelve months ended December 31, 2018 compared to a net loss of $30.3 million during the same period in 2017.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon-per-year ethanol production facility in the California Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is building a biogas digester, pipeline and gas cleanup project to convert dairy waste gas into renewable natural gas, and is developing a plant to convert waste orchard wood into cellulosic ethanol. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations regarding growth in India, implementation of additional process efficiencies at our plants, our ability to secure and close on reasonably priced financing for our projects and development of our cellulosic ethanol and biogas business in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.
 (Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues	$38,845	$38,884	$171,526	$150,157
Cost of goods sold	40,742	38,582	166,121	146,782
Gross profit (loss)	(1,897)	302	5,405	3,375

Research and development expenses	55	295	246	2,367
Selling, general and administrative expenses	4,796	3,452	16,085	13,191
Operating loss	(6,748)	(3,445)	(10,926)	(12,183)

Interest rate expense	4,775	4,033	18,170	13,906
Amortization expense	1,125	1,286	7,520	5,398
Accretion of Series A preferred	44	-	44	-
Loss on impairment of intangibles	865	262	865	262
Other expense/(income)	(1,247)	13	(1,245)	15
Loss before income taxes	(12,310)	(9,039)	(36,280)	(31,764)

Income tax expense	1	-	(7)	(6)

Net loss	$(12,311)	$(9,039)	$(36,287)	$(31,770)
Non controlling interest	(885)	(762)	(3,271)	(1,469)
Net loss attributable to Aemetis	$(11,426)	$(8,277)	$(33,016)	$(30,301)

Net loss per common share
Basic	$(0.56)	$(0.41)	$(1.63)	$(1.53)
Diluted	$(0.56)	$(0.41)	$(1.63)	$(1.53)

Weighted average shares outstanding
Basic	20,346	19,959	20,252	19,833
Diluted	20,346	19,959	20,252	19,833

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
	Year ended December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$1,188	$428
Accounts receivable	1,096	2,219
Inventories	6,129	5,737
Prepaid and Other Assets	1,898	3,078
Total current assets	10,311	11,462

Property, plant and equipment, net	78,492	78,837
Other assets	3,018	4,032
Total assets	$91,821	$94,331

Liabilities and stockholders' deficit
Current Liabilities:
Accounts payable	$13,500	$10,457
Current portion of long term debt	2,396	2,039
Short term borrowings	14,902	13,586
Mandatorily redeemable Series B convertible preferred stock	3,048	2,946
Accrued property taxes and other liabilities	8,733	6,988
Total current liabilities	42,579	36,016

Total long term liabilities	164,824	138,176

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	20	20
Additional paid-in capital	85,917	84,679
Accumulated deficit	(193,204)	(160,188)
Accumulated other comprehensive loss	(3,576)	(2,904)
Total stockholders' deficit attributable to Aemetis, Inc.	(100,842)	(78,392)
Non-controlling interests	(4,740)	(1,469)
Total liabilities and stockholders' deficit	$91,821	$94,331

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME / (LOSS)
(In thousands)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net loss attributable to Aemetis, Inc.	$(11,426)	$(8,277)	$(33,016)	$(30,301)
Adjustments:
Interest expense	4,944	4,610	22,135	17,805
Depreciation expense	1,123	1,151	4,580	4,622
Share-based-compensation	198	419	1,003	1,219
Intangibles and other amortization expense	900	94	1,005	392
Income tax expense	1	-	7	6
Total adjustments	7,166	6,274	28,730	24,044
Adjusted EBITDA	$(4,260)	$(2,003)	$(4,286)	$(6,257)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Ethanol
Gallons Sold (in millions)	16.5	16.3	65.6	60.8
Average Sales Price/Gallon	$1.57	$1.65	$1.74	$1.75
WDG
Tons Sold (in thousands)	108	107	424	407
Average Sales Price/Ton	$74	$70	$76	$65
Delivered Cost of Corn
Bushels ground (in millions)	5.8	5.7	22.9	21.5
Average delivered cost / bushel	$4.89	$4.58	$4.91	$4.73
Biodiesel
Metric tons sold (in thousands)	4.2	3.7	19.8	12.2
Average Sales Price/Metric ton	$811	$800	$857	$851
Refined Glycerin
Metric tons sold (in thousands)	1.0	0.7	4.7	3.8
Average Sales Price/Metric ton	$692	$997	$941	$810